SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2004

THE GOODYEAR TIRE & RUBBER COMPANY
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-1927 (Commission File Number)	34-0253240 (I.R.S. Employer Identification No.)

1144 East Market Street, Akron, Ohio (Address of principal executive offices)	44316-0001 (Zip Code)

Registrant’s telephone number, including area code: (330) 796-2121

Item 11. Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans

     On April 15, 2004, The Goodyear Tire & Rubber Company (“Goodyear”) issued the following notice to its directors and executive officers pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002:

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR of the Securities and Exchange Commission, please be advised of the possibility that The Goodyear Tire & Rubber Company (the “Company”) and the applicable trustee under each of the Plans (as defined below), will suspend, effective as of May 3, 2004, purchases of shares of the Company’s Common Stock for the account of participants in the Company’s retirement savings plans and equity compensation agreements (collectively, the “Plans”). If the Company does not file its 2003 Annual Report on Form 10-K by April 30, 2004 purchases under the Plans will be suspended in order to comply with the federal securities laws. This suspension will begin at 9:30 a.m. May 3, 2004 and will continue until such time as the Company has filed all required reports under the Securities Exchange Act of 1934 (such suspension period, if it lasts longer than three consecutive business days, is referred to as the “Blackout Period”). Currently, the Company expects to file its 2003 Annual Report on Form 10-K by mid-May. Please note that during the Blackout Period participants in the Plans other than yourself will still have the ability to sell any Goodyear Stock that they hold through the Plans.

You are reminded that Company policy prohibits you from engaging in any transaction involving any Goodyear security until the third trading day after the Company files its financial results for 2003. Additionally, you are reminded that any transaction involving a Goodyear security must be pre-cleared by the Company’s legal department. Moreover, Section 306(a) of Sarbanes-Oxley specifically prohibits you and members of your immediate family from engaging in transactions during the Blackout Period involving any Goodyear equity security you acquired in connection with your service or employment as a director or executive officer. The Goodyear equity securities covered by this prohibition are the Goodyear common stock and any derivative securities related to the common stock including any phantom stock plan. There are limited exceptions to this prohibition.

If you have any questions regarding the restrictions applicable during the Blackout Period, including inquiries as to whether the Blackout Period has begun or ended, please contact Michael Peterson at 1144 East Market Street, Akron, Ohio 44316 or by telephone at (330) 796-4141.

     During the blackout period referenced in the above notice, and for a period of two years after the ending date of the blackout period, security holders or other interested persons may obtain, without charge, the actual beginning and ending dates of the blackout period by contacting the individual identified in the notice.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOODYEAR TIRE & RUBBER COMPANY
Date:	April 15, 2004	By /s/ C. Thomas Harvie C. Thomas Harvie Senior Vice President, General Counsel and Secretary